Exhibit 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

April 22, 2014

Hannon Armstrong Sustainable Infrastructure Capital Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

Ladies and Gentlemen:

We have acted as counsel to Hannon Armstrong Sustainable Infrastructure Capital Inc. (the “Company”) in connection with the offer and sale by the Company of shares of its common stock, par value $0.01 per share (the “Common Stock”). The Common Stock is being sold pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-195256) (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of shares of Common Stock included in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and non-assessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Clifford Chance US LLP